Exhibit 10.11

ASSIGNMENT OF INTELLECTUAL PROPERTY

This Assignment made effective and executed as of the 28th day of October, 2015 (the “Effective Date”).

AMONG:

Dr. Sazzad Hossain, Richmond, BC
#108 - 8611 Ackroyd Road. V6X3P4
(the “Assignor”)

AND:

InMed Pharmaceuticals Inc., 409 Granville St, Vancouver BC, V6C 1A0

(the “Assignee”)

In this Assignment, the term “intellectual property” is used in its broadest sense and includes any statutory, common law, equitable, contractual or proprietary interest, recognized currently or in future, in knowledge received or transmitted through investigation, observation, experience, study, instruction, creation or publication, regardless of the form or medium in which the knowledge is embodied in respect of the intellectual property (the “IP”) described in Schedule “A”. In addition, “intellectual property” include, in respect of the IP described in Schedule “A”, the following:

a.	knowledge and its embodiments include:
i.	technical information, including meeting and collaboration notes, contents of laboratory notebooks, data, formulae, drawings, diagrams, blueprints, knowhow, concepts, processes, product plans, service plans, computer software, flowcharts, specifications, design documents, and models; and
ii.	business information including data, databases, business models, market research and forecasts, and customer lists;
iii.	the preliminary patent filing application conducted by Edmund Xie, of Alphabetica Law
b.	interests currently recognized including rights of confidence in information, ideas, concepts and know-how, patent rights in inventions, copyrights in artistic, literary, dramatic, musical, and neighboring works, design rights in designs, and trademark rights in reputations, marks and domain names; and
c.	all trademarks, trade names, business names, patents, inventions, know-how, copyrights, software, source code, object code, service marks, brand names,

industrial designs and all other industrial or intellectual property and all applications therefore and all goodwill connected therewith, including, without limitation, all licenses, registered user agreements and all like rights of any kind whatsoever.

d.	The assignment of IP listed in Schedule “A”, will transfer to the Assignee upon the execution of the Section 85 Purchase and Sale Agreement between the Assignor and the Assignee

For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Assignor hereby assigns, transfers and sets over (the “Assignment”) all of his, her or its entire right, title and interest of any kind whatsoever in the IP to the Assignee including, without limitation, moral rights in the IP (as that term is defined in the Copyright Act, R.S. 1985, C-42, S.l as from time to time amended), effective as of the Effective Date.

IN WITNESS WHEREOF the parties hereto have executed this Assignment on the day and year first above written.

Schedule 1

The following Patents families are the subject of the assignment:

1.	1107-0002 - Compositions and methods for treating epidermolysis bullosa simplex on April 20, 2015;
2.	1107-0003 - Composition and methods for treating eye diseases on May 7, 2015; and
3.	1107-0004 - Metabolic Engineering of Cannabinoids on May 26, 2015